Exhibit 99.1

REGEN BIOLOGICS COMPLETES $11.8 MILLION PRIVATE PLACEMENT

FRANKLIN LAKES, NJ, July 15, 2005 —ReGen Biologics, Inc. (OTC: RGBI) an orthopedic products company that develops, manufactures, and markets innovative tissue growth and repair products for the U.S. and global markets, announced today that it has completed an $11.8 million private equity placement with the sale of unregistered common stock to certain institutional, venture and other accredited investors.

Commenting on the financing, Gerald E. Bisbee, Jr., Ph.D., Chairman and Chief Executive Officer of ReGen Biologics, stated, “We are delighted to announce the completion of this private placement of equity. We welcome new investors to ReGen in this round, and we appreciate the continued support of existing investors.” Bisbee continued, “ReGen recently regained worldwide distribution rights for the patented Collagen Meniscus Implant (CMI), and we have set our sites on effectively commercializing the product in Europe. This financing will serve to help us better execute on this strategy and it will permit us to continue our efforts in obtaining the pre-market approval required from the FDA to begin marketing the product in the U.S.”

Under the terms of the financing, the Company sold a total of approximately 13.9 million shares of restricted common stock at a price per share of $0.85, for gross proceeds of approximately $11.8 million. The terms of the transaction include 25% warrant coverage, with a 5-year term, and an exercise price of $1.00 per share. The common stock sold in the private placement and the common shares issuable upon the exercise of the warrants will be registered by the Company on one or more registration statements to be filed with the SEC.

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen’s first product using its patented core technology is the CMI, which uses the body’s own healing process to grow new tissue in the meniscus, and restore activity levels for patients with meniscus loss. The Company’s Multicenter Pivotal Clinical Trial is the largest clinical trial ever conducted involving the human meniscus. The manufacturing module was submitted to the FDA in Q3 2004. The Company expects to conclude the PMA submission with the filing of the CMI clinical module in the second half of 2005.

ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA. For more information on ReGen, visit www.regenbio.com.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s Q1 2005 quarterly report on Form 10-Q. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

Contact:

Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Chief Financial Officer	Investor Relations
201-651-3515	(212) 245-8800 Ext. 209
bumidi@regenbio.com	al@cameronassoc.com